EXHIBIT 10.57

AMERICAN ECOLOGY CORPORATION
2010 Executive Management Incentive Plan

1.	Purpose of the Plan

The purpose of the American Ecology Corporation 2010 Executive Management Incentive Plan (“Plan” or “MIP”) is to provide key executive management employees, for the 2010 fiscal year, with incentive compensation consistent with the interests of American Ecology Corporation stockholders.

2.	Eligibility

Eligibility in the Plan is limited to Board approved and designated executive management employees of the Company and its subsidiaries (the “Company”). For purposes of the Plan, the Compensation Committee of the Company’s Board of Directors is the Plan Administrator.

A listing of employees approved by the Board of Directors (“Participants”) with their respective Initial Base Percentage (“IBP”) and Excess Percentage (“EP”) shall be maintained and administered by the Chief Financial Officer (“CFO”) under the direction of the Plan Administrator and is attached as Exhibit A. Participation in the Plan supersedes any prior agreements relating to the subject matter hereof, either written or verbal.

Except in the event of the Participant’s death, to be eligible for the maximum incentive award (a “Bonus Award”) under the Plan, a Participant must have been employed on a full-time basis by the Company for the entire 12 months of 2010 (the “Performance Period”) and must be employed on the last day of the Performance Period and at the date of such payment. Plan Participants whose employment with the Company began during the Performance Period may be eligible for a Bonus Award on a pro rata basis. Plan Participants whose employment with the Company has been terminated, for any reason whatsoever (except for death), prior to the payment of any Bonus Award, shall not be eligible to receive any payment hereunder.

3.	Participant Groups
The Plan provides for four Participant categories in 2010.

A)
President and Chief Executive Officer (“CEO”) - Fifty percent (50%) of the Bonus Award shall be based on the Company achieving operating income objectives, taking into account the cost of such Bonus Award. Up to an additional fifty percent (50%) shall be awarded, with the approval of the Board of Directors, for achieving annual priorities, updating and implementing Company initiatives and out year strategic plans, and implementing processes to ensure tracking and achievement of Board-adopted objectives.

B)
Corporate Officer – Senior Vice President of Sales and Marketing - Fifty percent (50%) of the Bonus Award shall be based on the Company achieving operating income objectives, taking into account the cost of such Bonus Award. Up to an additional fifty percent (50%) shall be awarded, at the discretion of the CEO, for driving the overall sales and marketing effort to meet established territory targets, protecting existing business, team work, business development assessment, market development planning for out year growth and other evaluative factors.

C)	Corporate Officers - This category includes the four Corporate Vice Presidents and their Bonus Awards shall be based on the following criteria:

i.
Vice President and Chief Financial Officer (“CFO”). Fifty percent (50%) of the Bonus Awards shall be based on the Company achieving operating income objectives, taking into account the cost of such Bonus Awards. Up to an additional fifty percent (50%) shall be awarded, at the discretion of the CEO, for compliance with federal securities regulations including financial reporting requirements and compliance and internal control requirements, investor relations, business development and financing initiatives, development of out year capital structure and finance plans, team work, and other evaluative factors.

ii.
Vice President of Operations. Fifty percent (50%) of the Bonus Award shall be based on the Company achieving operating income objectives, taking into account the cost of such Bonus Awards. Up to an additional fifty percent (50%) shall be awarded, at the discretion of the CEO for management of site efforts to achieve annual priorities, management of Company resources and completion of approved capital projects within budget and on schedule, effective management of health and safety programs, transportations arrangements, teamwork, and development of out-year plans for operating facility permit expansions and investments in operating facility plant and equipment.

iii.
Vice President and Chief Information Officer. Fifty percent (50%) of the Bonus Award shall be based on the Company achieving operating income objectives, taking into account the cost of such Bonus Awards. Up to an additional fifty percent (50%) shall be awarded, at the discretion of the CFO, for achieving priorities for support on potential acquisitions, new information systems development and implementation, servicing ongoing Information Technology needs, developing out year information system and technology plans to support strategic plans, teamwork, support for the Company’s operating facilities and other evaluative factors.

iv.
Vice President and Controller. Fifty percent (50%) of the Bonus Award shall be based on the Company achieving operating income objectives, taking into account the cost of such Bonus Awards. Up to an additional fifty percent (50%) shall be awarded, at the discretion of the CFO, for compliance with federal securities regulations including financial reporting requirements and compliance, internal control requirements, financing initiatives, acquisition integration, team work and other evaluative factors.

Bonus Awards

A)	Cash award at target performance:

i.	CEO: Seventy-five percent (75%) of Participant’s base salary.

ii.	Senior Vice President of Sales and Marketing: Fifty percent (50%) of Participant’s base salary.

iii.	CFO and Vice President of Operations: Forty percent (40%) of Participant’s base salary.

iv.	Vice President, Controller and Vice President Chief Information Officer: Thirty five percent (35%) of Participant’s base salary.

B)	Additional cash award:

i.
In the event the Company exceeds the target performance goal, the CEO will be eligible for an additional bonus payment calculated by multiplying his base salary by 2.5% for every 1% increase over the target performance goal.

ii.
In the event the Company exceeds the target performance goal, the CFO, Vice President of Operations, Vice President and Chief Information Office, Vice President and Controller, and Senior Vice President of Sales and Marketing will be eligible for an additional bonus payment calculated by multiplying their respective salaries by 1% for every 1% increase over the target performance goal.

Any and all Bonus Awards shall be based on the availability of the Company’s final audited financial statements for the Performance Period, prepared in accordance with generally accepted accounting principles. For purposes of the Plan, “Operating Income” is defined as Gross Profit less Selling, General and Administrative Expenses after any accrual for Bonus Awards.

The Company shall pay Bonus Awards, if any, to Plan Participants upon certification by the CEO and/or CFO that such payments are authorized by the Plan Administrator and all applicable criteria contained herein have been met. All Bonus Award payments shall be made within a reasonable time after approval and availability of the Company’s final audited financial statements for the Performance period.

4.	Procedure

The Plan Administrator shall have full power, discretion and authority to administer and interpret the Plan, including the calculation and verification of all Bonus Awards, and to establish rules and procedures for its administration, as the Plan Administrator deems necessary and appropriate. Any interpretation of the plan or other act of the Plan Administrator in administering the Plan shall be final and binding on all Plan Participants. No member of the Plan Administrator or the Board of Directors shall be liable for any action, interpretation or construction made in good faith with respect to the Plan. No member of the Plan Administrator shall participate in the Plan. The Company shall indemnify, to the fullest extent permitted by law, each member of the Board who becomes liable in any civil action or proceeding with respect to decisions made relating to the Plan. The CEO shall provide the Plan Administrator with a year-end report of Participants in the Plan and their respective annual salaries and recommendations for evaluative factor Bonus Awards for all participants other than himself, along with any other information that the Plan Administrator may request.  The Plan Administrator shall determine any evaluative factor Bonus Award for the CEO.

A Plan Participant may be removed from the Plan, with no right to any Bonus Award under the Plan, if it is determined in the discretion of the Plan Administrator that any of the following have occurred:

A)	Insubordination, misconduct, malfeasance, or any formal disciplinary action taken by the Company during the performance year or prior to payment.

B)
Disability. Should a Participant not be actively at work for an extended period of time due to an illness or injury, in such a way as to qualify for long-term disability benefits, he/she may not receive a bonus.

C)
Demotion. If a Plan Participant is removed from the Participant group that made him or her an eligible Participant under the Plan at any time during the Performance Period, then such employee shall be deemed to be ineligible for participation in the Plan and shall not receive any Bonus Award under the Plan.

5.	Miscellaneous Provisions.

A)
Employment Rights. The Plan does not constitute a contract of employment and participation in the Plan will not give a Participant the right to continue in the employ of the Company on a full-time, part-time or other basis or alter their at-will employment status. Participation in the Plan will not give any Participant any right or claim to any benefit under the Plan, unless such right or claim has specifically been granted by the Plan Administrator under the terms of the Plan.

B)
Plan Administrator’s Final Decision. Any interpretation of the Plan and any decision on any matter pertaining to the Plan that is made by the Plan Administrator in its discretion in good faith shall be binding on all persons.

C)
Governing Law. Except to the extent superseded by the laws of the United States, the laws of the State of Idaho, without regard to its conflicts of laws principles, shall govern in all matters relating to the Plan.

D)
Interests Not Transferable. Any interest of a Participant under the Plan may not be voluntarily sold, transferred, alienated, assigned or encumbered, other than by will or pursuant to the laws of descent and distribution. Notwithstanding the foregoing, if a Plan Participant dies during the Performance Period, or prior to payment of the Bonus Award, then a pro rata portion of the Bonus Award  that would otherwise be paid to such deceased Participant if such Participant were to remain in the active employment of the Company until the date of Payment of such Bonus Award shall be paid to the deceased Participant’s beneficiary, as designated in writing by such Participant; provided however, that if the deceased Participant has not designated a beneficiary then such amount shall be payable to the deceased Participant’s estate.  Payment to a Participant’s estate or beneficiary pursuant to this Section 5(d) shall be made in 2010.

E)
Severability. In the event any provision of the Plan shall be held to be illegal or invalid for any reason, such illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if such illegal or invalid provisions had never been contained in the Plan.

F)
Withholding. The Company will withhold from any amounts payable under the Plan applicable withholding including federal, state, city and local taxes, FICA and Medicare as shall be legally required. Additionally, the Company will withhold from any amounts payable under the Plan, the applicable contribution for the Participant’s 401(k) Savings and Retirement Plan as defined in the 401(K) Plan description protected under ERISA.

G)
Effect on Other Plans or Agreements. Payments or benefits provided to a Plan Participant under any stock, deferred compensation, savings, retirements or other employee benefit plan are governed solely by the terms of each of such plans.

Effective Date
This Plan is effective as of January 1, 2010.

EXHIBIT A

AMERICAN ECOLOGY CORPORATION
2010 Executive Management Incentive Plan

ELIGIBLE PARTICIPANTS

James R. Baumgardner – President and CEO - IBP – 75%, EP – 2.5%
Steve D. Welling – Senior Vice President, Sales and Marketing – IBP – 50%, EP – 1%
Jeffrey R. Feeler –CFO – IBP – 40%, EP – 1%
Simon G. Bell – Vice President of Operations – IBP – 40%, EP – 1%
John M. Cooper – Vice President and Chief Information Officer – IBP – 35%, EP – 1%
Eric L. Gerratt – Vice President and Controller – IBP – 35%, EP – 1%

BENEFICIARY DESIGNATION FORM

I hereby designate the following person or persons as Beneficiary to receive any management incentive bonus payments due under the 2010 Executive Management Incentive Plan, effective January 1, 2010, in the event of my death, reserving the full right to revoke or modify this designation, or any modification thereof, at any time by a further written designation:

Primary Beneficiary

Name of Individual	Relationship to Me	Birth Date (if minor)

Address

Name of Trust	Date of Trust

Trustee

Provided, however, that if such Primary Beneficiary shall not survive me by at least sixty (60) days, the following shall be the Beneficiary:

Contingent Beneficiary

Name of Individual	Relationship to Me	Birth Date (if minor)

Address

This beneficiary designation shall not affect any other beneficiary designation form that I may have on file with the Company regarding benefits other than that referred to above.

Date

Name

Signature